                                                               Exhibit A

CNG Power Company
Balance Sheet
December 31, 1995 (Unaudited) (1)
(Thousands of Dollars)

	CNG Power	   NGV
Assets	  Company	 Division
______	__________	__________

Property, plant & equipment
	Total Investment	    6,485	      -
	Less accumulated depreciation	    2,002	      -
			_________	_________
		Net property, plant & equipment	    4,483	       0

Cash		      511
-
Accounts Receivable	   23,383	      -
Inventories	      172	      -
Investments	   32,849	      -
Deferred Charges	        0	      -
			_________	_________
	Total Assets	   61,398	       0
			=========	=========

Stockholders Equity & Liabilities
_________________________________

Capitalization
	Common stock	   22,460	      -
	Retained earnings	    6,624	     (6)
			_________	_________
		Total common stockholders equity	   29,084	     (6)

Long-term notes payable to parent company	   13,473	      -
			_________	_________
		Total capitalization	   41,557	     (6)

Total current liabilities	    5,312	      6
Accumulated deferred income taxes	   13,529	      -
			_________	_________
		Total stockholder's equity and
		   liabilities	   61,398	       0
			=========	=========


(1)	This balance sheet has not been audited by the Company's independent auditors.

                                                              Exhibit B

CNG Power Company
Income Statement
December 31, 1995 (Unaudited) (1)
(Thousands of Dollars)

	CNG Power	   NGV
	  Company	 Division
	__________	__________

Total operating revenues	   13,526	     -
Total operating expenses	   11,771
			_________	_______
	Operating income before taxes	    1,755	      0

Total estimated income taxes	    2,678	     -
			_________	_______
	Operating income	     (923)	      0

Other income	    6,990	     -
Interest charges	    1,527	     -
			_________	_______

	Net income	    4,540	      0
			=========	=======





(1)	This income statement has not been audited by the Company's independent auditors.